UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number:  024797

AUTOCO.com, INC.
     (Exact name of registrant as specified in its charter)

630.840 - 6th Avenue., S.W., Calgary, ALBERTA T2P 3E5
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock
    (Title of each class of securities covered by this Form)

None
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  X        Rule 12h-3(b)(1)(i)  _
          Rule 12g-4(a)(1)(ii) _        Rule 12h-3(b)(1)(ii) _
          Rule 12g-4(a)(2)(i)  _        Rule 12h-3(b)(2)(i)  _
          Rule 12g-4(a)(2)(ii) _        Rule 12h-3(b)(2)(ii) _

       Approximate  number  of  holders  of  record  as  of   the
certification or notice date:                     140

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     May 31, 2001        By:  ____________________________
                                        Bradford J. Lam
                                        Attorney-at-Law
                                        Authorized Signature